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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

            PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934

                  Date of Report (Date of earliest event reported)

                       November 23, 1999 (November 23, 1999)

                                   ABGENIX, INC.
                                   -------------
               (Exact name of registrant as specified in its charter)

                                      DELAWARE
                                      --------
           (State or other jurisdiction of incorporation or organization)


             000-24207                              94-3248826
             ---------                              ----------
      Commission File Number          (I.R.S. Employer Identification Number)

                               7601 Dumbarton Circle
                             Fremont, California  94555
                             --------------------------
                      (Address of principal executive offices)

                                   (510) 608-6500

                (Registrant's telephone number, including area code)

--------------------------------------------------------------------------------

                                   ABGENIX, INC.
                                      FORM 8-K
                                 NOVEMBER 23, 1999

ITEM 5.  OTHER EVENTS

     Set forth below is an updated description of the business of Abgenix, Inc. ("Abgenix" or the "Company").


                                       BUSINESS

Overview

     Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, and cancer. The Company has developed XenoMouse technology, a proprietary technology which it believes enables quick generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix intends to use XenoMouse technology to build and commercialize a large and diversified product portfolio through the establishment of corporate collaborations and internal product development programs.

     The Company has established collaborative arrangements to use its XenoMouse technology to produce fully human antibodies for twelve partners covering at least eighteen antigen targets. Pursuant to these collaborations, the Company and its partners intend to generate antibody product candidates for the treatment of cancer, inflammation, transplant rejection, cardiovascular disease, growth factor modulation, and infectious diseases. Its collaborative partners include Pfizer, Schering-Plough, BASF, Genentech, Amgen, Millennium BioTherapeutics, Centocor, Research Corporation Technologies, Japan Tobacco, Cell Genesys, AVI BioPharma, and the U.S. Army. Of these collaborative partners, Pfizer, Genentech, Millennium BioTherapeutics, Cell Genesys and the U.S. Army have each entered into collaborations with Abgenix specifying additional antigens for XenoMouse antibody development. The financial terms of the XenoMouse technology collaborations typically include upfront payments, potential license fees and milestone payments payable to the Company by the collaborative partner assuming the partner takes the product candidate into development and ultimately to commercialization. Additionally, if a product receives marketing approval from the FDA or an equivalent foreign agency, Abgenix is entitled to receive royalties on any future product sales by the collaborative partner.

     The Company has entered into a multi-antigen research license and option agreement with Genentech. Under the agreement, Abgenix granted Genentech a license to utilize XenoMouse technology in its antibody product research efforts and an option to obtain product licenses for up to ten antigen targets. Included in the ten are two previously identified antigen targets under previous collaboration arrangements with Genentech. The agreement can be renewed for up to an additional four targets over a subsequent three year period. The Company believes that this license will allow Genentech to integrate the use of XenoMouse technology much earlier in its research and development efforts, allowing a more complete realization of the advantages of XenoMouse technology.

     The Company also has four antibody product candidates that are under development internally. Its lead product candidate, ABX-CBL, is an in-licensed mouse antibody. Abgenix completed a multi-center confirmatory Phase II clinical trial for ABX-CBL for the treatment of a transplant-related disease known as graft versus host disease. Its other three antibody product candidates were generated using XenoMouse technology. Abgenix completed a Phase I clinical trial for its fully human antibody product candidate in psoriasis, ABX-IL8, and recently completed a Phase I/II clinical trial in psoriasis. In addition, the Company entered a Phase I clinical trial for ABX-IL8 in rheumatoid arthritis in January 1999. The Company initiated a Phase I clinical trial for ABX-EGF in cancer in November 1999 and patient enrollment is ongoing. The Company is in preclinical development with one other fully human antibody product candidate, ABX-RB2, for use in the treatment of chronic immunological disorders.

     The results of the Company's multi-center confirmatory Phase II clinical trial for ABX-CBL in graft versus host disease support the safety and efficacy data seen in previously published clinical trials conducted by third parties. The trial was conducted at nine sites on 27 patients. Data from 23 of the 27 patients was evaluated for efficacy at four dosing levels. A response rate of 73% was reported among the 15 patients in the three highest dose groups. The remaining eight patients reported a 38% response at the lowest dose. Abgenix believes the treatment was safe and well tolerated except for temporary muscle pain. In May 1999 it reported additional data from this trial regarding survival. Among patients in the three higher dose cohorts, 56% (10 of 18) survived at least 100 days from the start of treatment with ABX-CBL. This compared favorably to a 22% (2 of 9) survival rate in the low dose cohort. Abgenix has submitted a proposed trial design to the FDA and, if approved, expect to commence a registration clinical trial for ABX-CBL in late 1999.

     In October 1999, the Company completed a Phase I/II multi-center, multi-dose, dose escalating, placebo-controlled clinical trial with ABX-IL8 including 45 moderate to severe psoriasis patients. Preliminary findings of this study indicate that ABX-IL8 was safe and well tolerated at all dose levels tested. In addition, a preliminary review of multiple activity measures all indicated improvement with ABX-IL8 treated patients in a dose dependent manner. Further details of study results are expected to be presented at the PSORIASIS: FROM GENE TO CLINIC meeting in London on December 2, 1999. Extensive additional clinical trials will be required to establish efficacy. Abgenix plans to conduct additional Phase II trials in 2000.

Background

     THE NORMAL ANTIBODY RESPONSE

     The human immune system protects the body against a variety of infections and other illnesses. Specialized cells, which include B cells and T cells, work in concert with the other components of the immune system to recognize, neutralize and eliminate from the body numerous foreign substances, infectious organisms and malignant cells. In particular, B cells generally produce protein molecules, known as antibodies, which are capable of recognizing substances potentially harmful to the human body. Such substances are called antigens. Upon being bound by an antibody, antigens can be neutralized and blocked from interacting with and causing damage to normal cells. In order to effectively neutralize or eliminate an antigen without harming normal cells, the immune system must be able to generate antibodies that bind tightly (i.e., with high affinity) to one specific antigen (i.e., with specificity).

     All antibodies have a common core structure composed of four subunits, two identical light (L) chains and two identical heavy (H) chains, named according to their relative size. The heavy and light chains are assembled within the B cell to form an antibody molecule that consists of a constant region and a variable region. An antibody molecule may be represented schematically in the form of a "Y" structure.

     The base of the "Y," together with the part of each arm immediately next to the base, is called the constant region because its structure tends to be very similar across all antibodies. In contrast, the variable regions are at the end of the two arms and are unique to each antibody with respect to their three-dimensional structures and protein sequences. Because variable regions define the specific binding sites for a variety of antigens, there is a need for significant structural diversity in this portion of the antibody molecule. Such diversity is achieved in the body primarily through a unique mode of assembly involving a complex series of recombination steps for various gene segments of the variable region, including the V, D and J segments.

     The human body is repeatedly exposed to a variety of different antigens. Accordingly, the immune system must be able to generate a diverse repertoire of antibodies that are capable of recognizing these multiple antigen structures with a high degree of specificity. The immune system has evolved a two-step mechanism in order to accomplish this objective. The first step, immune surveillance, is achieved through the generation of diverse circulating B cells, each of which assembles different antibody gene segments in a semi-random fashion to produce and display on its surface a specific antibody. As a result, a large number of distinct, albeit lower affinity, antibodies are generated in the circulation so as to recognize essentially any foreign antigen that enters the body. While capable of recognizing the antigens as foreign, these lower affinity antibodies are generally incapable of effectively neutralizing them.

     This limitation of the immune surveillance process is generally overcome by the normal immune system in a second step called "affinity maturation." Triggered by the initial binding to a specific antigen, the small fraction of B cells that recognize this antigen is then primed by the immune system to progressively generate antibodies with higher and higher affinity through a process of repeated mutation and selection. As a result, the reactive antibodies develop increasingly higher specificity and affinity with the latter being potentially a hundred to a thousand times higher than those generated in the previous immune surveillance process. These more specific, higher affinity antibodies have a greater likelihood of effectively neutralizing or eliminating the antigen while minimizing the potential of damaging healthy cells.

ANTIBODIES AS PRODUCTS

     Recent advances in the technologies for creating and producing antibody products coupled with a better understanding of how antibodies and the immune system function in key disease states have led to renewed interest in the commercial development of antibodies as therapeutic products. According to a recent survey by the Pharmaceutical Research and Manufacturers of America, antibodies account for over 20% of all biopharmaceutical products in clinical development. As of September 30, 1999, the Company was aware of eight antibody therapeutic products approved for marketing in the United States. These products are Orthoclone, ReoPro, Rituxan, Zenapax, Herceptin, Synagis, Remicade and Simulect. These products are currently being marketed for a wide range of medical disorders such as transplant rejection, cardiovascular disease, cancer and infectious diseases.

     Abgenix believes that, as products, antibodies have several potential clinical and commercial advantages over traditional therapies. These advantages include the following:

     -    faster product development;

     - fewer unwanted side effects as a result of high specificity for the disease target;

     - greater patient compliance and higher efficacy as a result of favorable pharmacokinetics;

     - delivery of various payloads, including drugs, radiation and toxins, to specific disease sites; and

     -    ability to elicit a desired immune response.

LIMITATIONS OF CURRENT APPROACHES TO DEVELOPMENT OF ANTIBODY PRODUCTS

     Despite the early recognition of antibodies as promising therapeutic agents, most approaches thus far to develop them as products have been met with a number of commercial and technical limitations. Initial efforts were aimed at the development of hybridoma cells, which are immortalized mouse antibody-secreting B cells. These hybridoma cells are derived from normal mouse B cells that have been genetically manipulated so that they are capable of reproducing over an indefinite period of time. They are then cloned to produce a homogeneous population of identical cells that produce one single type of mouse antibody capable of recognizing one specific antigen ("monoclonal antibody").

     While mouse monoclonal antibodies can be generated to bind to a number of antigens, they contain mouse protein sequences and tend to be recognized as foreign by the human immune system. As a result, they are quickly eliminated by the human body and have to be administered frequently. When patients are repeatedly treated with mouse antibodies, they will begin to produce antibodies that effectively neutralize the mouse antibody, a reaction referred to as a Human Anti-Mouse Antibody, or HAMA, response. In many cases, the HAMA response prevents the mouse antibodies from having the desired therapeutic effect and may cause the patient to have an allergic reaction. The potential use of mouse antibodies is thus best suited to situations where the patient's immune system is compromised or where only short-term therapy is required. In such settings, the patient is often incapable of producing antibodies that neutralize the mouse antibodies or has insufficient time to do so.

     Recognizing the limitations of mouse monoclonal antibodies, researchers have developed a number of approaches to make them appear more human-like to a patient's immune system. For example, improved forms of mouse antibodies, referred to as "chimeric" and "humanized" antibodies, are genetically engineered and assembled from portions of mouse and human antibody gene fragments. While these chimeric and humanized antibodies are more human-like, they still retain a varying amount of the mouse antibody protein sequence, and accordingly may continue to trigger the HAMA response. Additionally, the humanization process can be expensive and time consuming, requiring at least two months and sometimes over a year of secondary manipulation after the initial generation of the mouse antibody. Once the humanization process is complete, the remodeled antibody gene must then be expressed in a recombinant cell line appropriate for antibody manufacturing, adding additional time before the production of preclinical and clinical material can be initiated. In addition, the combination of mouse and human antibody gene fragments can result in a final antibody product which is sufficiently different in structure from the original mouse antibody leading to a decrease in specificity or a loss of affinity.

     The HAMA response can potentially be avoided through the generation of antibody products with fully human protein sequences. Such fully human antibodies may increase the market acceptance and expand the use of antibody therapeutics. Several antibody technologies have been developed to produce antibodies with 100% human protein sequences. One approach to generating human antibodies, called "phage display" technology, involves the cloning of human antibody genes into bacteriophage, viruses that infect bacteria, in order to display antibody fragments on the surfaces of bacteriophage particles. This approach attempts to mimic IN VITRO the immune surveillance and affinity maturation processes that occur in the body. Because phage display technology cannot take advantage of the naturally occurring IN VIVO affinity maturation process, the antibody fragments initially isolated by this approach are typically of moderate affinity. In addition, further genetic engineering is required to convert the antibody fragments into fully assembled antibodies and significant manipulation, taking from several months to a year, may be required to increase their affinities to a level appropriate for human therapy. Before preclinical or clinical material can be produced, the gene encoding the antibody derived from phage display technology must, as with a humanized antibody, be introduced into a recombinant cell line.

     Two additional approaches involving the isolation of human immune cells have been developed to generate human antibodies. One such approach is the utilization of immunodeficient mice that lack both B and T cells. Human B cells and other immune tissue are transplanted into these mice which are then subsequently immunized with target antigens to stimulate the production of human antibodies. However, this process is generally limited to generating antibodies only to nonhuman antigens or antigens to which the human B cell donor had previously responded. Accordingly, this approach may not be suitable for targeting many key diseases such as cancer, and inflammatory and autoimmune disorders where antibodies to human antigens may be required for appropriate therapy. The other approach involves collecting human B cells that have been producing desired antibodies from patients exposed to a specific virus or pathogen. As with the previous approach, this process may not be suitable for targeting diseases where antibodies to human antigens are required, and therefore is generally limited to infectious disease targets which will be recognized as foreign by the human immune system.

The Abgenix Solution-XenoMouse Technology

     The Company's approach to generating human antibodies with fully human protein sequences is to use genetically engineered strains of mice in which mouse antibody gene expression is suppressed and functionally replaced with human antibody gene expression, while leaving intact the rest of the mouse immune system. Rather than engineering each antibody product candidate, these transgenic mice capitalize on the natural power of the mouse immune system in surveillance and affinity maturation to produce a broad repertoire of high affinity antibodies. By introducing human antibody genes into the mouse genome, transgenic mice with such traits can be bred indefinitely. Importantly, these transgenic mice are capable of generating human antibodies to human antigens because the only human products expressed in the mice (and therefore recognized as "self") are the antibodies themselves. Any other human tissue or protein is thus recognized as a foreign antigen by the mouse and an immune response will be mounted. Abnormal production of certain human proteins, such as cytokines and growth factors or their receptors has been implicated in various human diseases. Neutralization or elimination of these abnormally produced or regulated human proteins with the use of human antibodies could ameliorate or suppress the target disease. Therefore, the ability of these transgenic mice to generate human antibodies against human antigens could offer an advantage to drug developers compared with some of the other approaches described previously. A challenge with this approach, however, has been to introduce enough of the human antibody genes in appropriate configuration into the mouse genome to ensure that these mice are capable of recognizing the broad diversity of antigens relevant for human therapies.

     To make its transgenic mice a robust tool capable of consistently generating high affinity antibodies which can recognize a broad range of antigens, Abgenix has equipped the XenoMouse with approximately 80% of the human heavy chain antibody genes and a significant amount of the human light chain genes. The Company believes that the complex assembly of these genes together with their semi-random pairing allows XenoMouse to recognize a diverse repertoire of antigen structures. XenoMouse technology further capitalizes on the natural IN VIVO affinity maturation process to generate high affinity, fully human antibodies. In addition, the Company has developed multiple strains of XenoMouse, each of which is capable of producing a different class of antibody to perform different therapeutic functions. The Company believes that its various XenoMouse strains will provide maximum flexibility for drug developers in generating antibodies of the specific type best suited for a given disease indication.

XenoMouse Technology Advantages

     The Company believes that its XenoMouse technology offers the following advantages:

     PRODUCING ANTIBODIES WITH FULLY HUMAN PROTEIN SEQUENCES. The Company's XenoMouse technology, unlike chimeric and humanization technologies, allows the generation of antibodies with 100% human protein sequences. Antibodies created using XenoMouse technology are not expected to cause a HAMA response even when administered repeatedly to inmmunocompetent patients. For this reason, antibodies produced using XenoMouse technology are expected to offer a better safety profile and to be eliminated less quickly from the human body, reducing the frequency of dosing.

     GENERATING A DIVERSE ANTIBODY RESPONSE TO ESSENTIALLY ANY DISEASE TARGET APPROPRIATE FOR ANTIBODY THERAPY. Because a substantial majority of human antibody genes has been introduced into XenoMouse, the technology has the potential to generate high affinity antibodies that recognize more antigen structures than other transgenic technologies. In addition, through immune surveillance, XenoMouse technology is expected to be capable of generating antibodies to host any medically relevant antigen, human or otherwise. For a given antigen target, having multiple antibodies to choose from could be important in selecting the optimal antibody product.

     GENERATING HIGH AFFINITY ANTIBODIES THAT DO NOT REQUIRE FURTHER ENGINEERING. XenoMouse technology uses the natural IN VIVO affinity maturation process to generate antibody product candidates usually in two to four months. These antibody product candidates may have affinities as much as a hundred to a thousand times higher than those seen in phage display. In contrast to antibodies generated using humanization and phage display technology, XenoMouse antibodies are produced without the need for any subsequent engineering, a process that at times has proven to be challenging and time consuming. By avoiding the need to further engineer antibodies, the Company reduces the risk that an antibody's structure and therefore functionality will be altered between the initial antibody selected and the final antibody placed into production.

     ENABLING MORE EFFICIENT PRODUCT DEVELOPMENT. In contrast to humanization or phage display, which require the cloning of an antibody gene and the generation of a recombinant cell line, the B cells generated in XenoMouse can be turned directly into hybridoma cell lines for human antibody production. Therefore, a supply of monoclonal antibodies can be produced quickly to allow the timely initiation of preclinical and clinical studies. Furthermore, since XenoMouse technology can potentially produce multiple product candidates more quickly than humanization and phage display technology, preclinical testing can be conducted on several antibodies in parallel to identify the optimal product candidate that will be tested in clinical trials.

     PROVIDING FLEXIBILITY IN CHOOSING MANUFACTURING PROCESSES. Once an antibody with the desired characteristics has been identified, preclinical material can be produced either directly from hybridomas or from recombinant cell lines. Humanized and phage display antibodies, having been engineered, cannot be produced in hybridomas. In addition to potential timesaving, production in hybridomas avoids the need to license certain third party intellectual property rights covering the production of antibodies in recombinant cell lines.

Abgenix Strategy

     The Company's objective is to be a leader in the generation, development and commercialization of novel antibody-based biopharmaceutical products.
Key elements of its strategy to accomplish this objective include the following:

     BUILDING A LARGE AND DIVERSIFIED PRODUCT PORTFOLIO. Utilizing its XenoMouse technology, Abgenix intends to build a large and diversified product portfolio, including a mix of out-licensed and internally developed product candidates. The Company is targeting serious medical conditions including cancer, inflammation, transplant rejection, cardiovascular disease and growth factor modulation. For its internal programs, Abgenix intends to collaborate with leading academic researchers and companies involved in the identification and development of novel antigens. The Company believes the speed and cost advantages of its technology will enable it to make cost-effective use of available human and capital resources. The Company can thus pursue multiple product candidates in parallel as far as completion of the Phase II clinical stage before entering into a corporate collaboration to complete clinical and developmental stages and to bring the product candidate to market. Thus, Abgenix believes it can create a package that includes antigen rights, human antibodies, and preclinical and clinical data for use by Abgenix or for marketing to potential collaborative partners.

     LEVERAGING XENOMOUSE TECHNOLOGY THROUGH TECHNOLOGY COLLABORATIONS. The Company intends to diversify its product portfolio and generate revenues by licensing XenoMouse technology to numerous pharmaceutical and biotechnology companies interested in developing antibody-based products. It expects to enter into multiple XenoMouse technology collaborations each year. These agreements typically allow its collaborative partner to generate fully human antibodies to one or more specific antigen targets provided by the collaborative partner. In most cases, the Company provides its mice to collaborative partners who then carry out immunizations with their specific antigen target. In other cases, the Company immunizes the mice with the collaborative partner's antigen target for additional compensation. As an extension of this concept, Abgenix has granted one multi-antigen research license to Genentech, allowing Genentech to incorporate XenoMouse technology into early stages of its antibody product research. The Company plans to pursue similar multi-antigen research licenses with new or existing collaborative partners. Its collaborative partners will also need to obtain product licenses for any antibody product they wish to develop and commercialize.

     The financial terms of its XenoMouse technology collaborations often include upfront payments, potential license fees and milestone payments plus royalties on any future product sales. Abgenix has established collaborative arrangements with twelve partners covering at least eighteen antigen targets. To date, five of these collaborative partners have each entered into collaborations specifying additional antigens for XenoMouse antibody development.

     ESTABLISHING COLLABORATIONS FOR PROPRIETARY PRODUCT CANDIDATES. Abgenix also intends to build its product portfolio and generate revenues by licensing proprietary product candidates. These proprietary product collaborations would involve antibodies made to antigen targets that it sources. After generating antibody product candidates and self-funding clinical activities to determine preliminary safety and efficacy, the Company intends to enter into development and commercialization agreements with collaborative partners for these proprietary product candidates that it created. For most of its products, the Company may enter into proprietary product collaborations before entering the Phase III clinical development stage allowing the collaborative partner to complete development and to market the product. For other products, it may develop the product through clinical trials and license the product candidate to a collaborative partner for marketing.

     Current antibody candidates for potential proprietary product collaborations include ABX-CBL, ABX-IL8, ABX-EGF and ABX-RB2. The financial terms of these product collaborations could include license fees upon signing, milestone payments, and reimbursement for research and development activities that the Company performs plus royalties on future product sales, if any. Given its greater investment in creating a proprietary product candidate, Abgenix expects that an arrangement for these product candidates could afford higher payments and royalty rates than a typical XenoMouse technology collaboration.

Proprietary Product Development Programs

     Abgenix is currently developing antibody therapeutics for a variety of indications. The table below sets forth the development status of its product candidates as of September 30, 1999:


          Product
         Candidate       Indication                    Status(1)
         ---------       ----------                    ---------
          ABX-CBL        GVHD                          Phase II Completed
          ABX-IL8        Psoriasis                     Phase I/II Completed
                         Rheumatoid Arthritis          Phase I
          ABX-EGF        EGF-Dependent Cancers         Phase I
          ABX-RB2        Transplant Rejection          Preclinical
                         Autoimmune Disease            Preclinical

 (1) "Phase II" indicates safety, dosing and efficacy testing in a limited patient population. "Phase I" indicates safety and proof of concept testing in a limited patient population and toxicology testing in animal models. "Preclinical" indicates that the product candidate selected for development has met predetermined criteria that the Company selects for potency, specificity, manufacturability and pharmacologic activity in animal and IN VITRO models.

ABX-CBL

     The CBL antigen is selectively expressed on activated immune cells including T cells, B cells and natural killer cells. To accelerate its commercialization plans, Abgenix obtained an exclusive license to ABX-CBL in February 1997. It believes that a mouse antibody can be utilized to treat GVHD patients because their immune system is either non-functioning or severely suppressed and, therefore, no HAMA responses should be generated. The Company believes ABX-CBL has the ability to destroy activated immune cells without effecting the rest of the immune system.

     GRAFT VERSUS HOST DISEASE. Abgenix is developing ABX-CBL to reduce unwanted immune responses that occur in GVHD. GVHD is a life-threatening complication that frequently occurs following an allogeneic bone marrow transplant ("BMT"). BMTs are used in the treatment of patients with end stage leukemia, certain other serious cancers and immune system disorders.
An allogeneic BMT procedure involves transferring marrow, the graft, from a healthy person into an immunosuppressed patient, the host. The transplant is intended to restore normal circulating immune cells to a patient whose own immune system is functionally deficient or has been damaged by the treatment of an underlying disease such as cancer and therefore does not have the ability to mount a sufficient immune response. Often a portion of the graft recognizes the host's own cells as foreign, becomes activated and attacks them, resulting in GVHD. It typically involves damage to multiple organ systems, including the skin, liver and intestines. GVHD causes extreme suffering and is the primary cause of death in allogeneic BMT patients. It is estimated that approximately 12,000 allogeneic BMTs were performed worldwide in 1998, and this number has been growing at about 15% per year. GVHD occurs in approximately 50% of allogeneic BMT; and the treatment costs for GVHD in the United States are estimated to be about $80,000 per patient. Based on a published clinical study, it is estimated that roughly 50% of patients with GVHD fail to respond to current treatments, which consist of steroid and other drug treatments to suppress the grafted immune cells. Less than 15% of steroid-resistant GVHD sufferers survive for more than one year. Abgenix believes that a safer and more effective treatment for GVHD could result in increased use of BMTs.

     CLINICAL STATUS. Abgenix completed a multi-center confirmatory Phase II clinical trial for ABX-CBL for the treatment of steroid-resistant, grade II/IV GVHD. The trial studied four escalating intravenous dose regimens. It was conducted at nine sites and involved 27 patients evaluated for safety, 23 of which were also evaluated for efficacy end points. A clinical response was defined as a two-grade improvement in the International Bone Marrow Transplant Registry GVHD Severity Scale. GVHD is graded based on clinical symptoms from grade 1, which is the mildest form, to grade IV, which is the most severe form. Three of eight patients responded in the lowest dose cohort. Eleven of 15 patients responded among the three highest doses. Temporary muscle pain during the infusions determined the maximum tolerated dose. Abgenix believes the treatment was safe and well tolerated except for the observed muscle pain.

     In May 1999 the Company reported additional data from this trial regarding survival. Among patients in the three higher dose cohorts, 56% (10 of 18) survived at least 100 days from the start of treatment with ABX-CBL. This compared favorably to a 22% (2 of 9) survival rate in the low dose cohort.

     As an extension to the original Phase II trial protocol, Abgenix filed for and received permission from the FDA to enroll additional patients. Its application to the FDA to begin a registration clinical trial contained the original Phase II data plus all additional data then available from the extension protocol. There can be no assurance that the results of the extension protocol will be favorable or will extend the findings of the original Phase II study. In addition, the FDA may view its application as insufficient and require additional clinical trials before allowing it to commence a registration clinical trial. Even if the Company conducts a randomized, controlled registration study, there are several issues that could adversely affect the results, including lack of standard therapy for GVHD patients in the control group, unforeseen side effects, variability in the number and types of patients in the study and response rates required to achieve statistical significance in the study. In addition, its clinical trials are being conducted with patients who have failed conventional treatments and who are in the most advanced stages of GVHD. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ABX-CBL. Such adverse effects may affect the interpretation of clinical trial results. Additional clinical trials will be extensive, expensive and time-consuming.

     In four separate clinical studies conducted prior to Abgenix obtaining an exclusive license to ABX-CBL, a total of 25 patients with GVHD were treated with the antibody. No safety concerns with ABX-CBL were identified in these studies. One such trial, which has been published, was conducted on eleven patients at St. Jude Hospital in Memphis, Tennessee. In this trial, ten patients with steroidresistant, Grade III to IV GVHD were treated with daily doses of ABX-CBL for up to six weeks. The publication reported that five of ten patients had a complete remission of GVHD, while four of ten had at least a two-grade improvement in their GVHD score. Only one patient did not respond to the therapy. Another patient who was treated at St. Jude Hospital after publication of the study experienced a two-grade improvement in the patient's GVHD score without adverse side effects. Six additional patients with GVHD were treated at the University of Wisconsin and Cook-Ft. Worth Hospital. The reports from these sites indicated that these patients showed similar results to those described in the published trial conducted at St. Jude Hospital, with four of the six patients showing at least a two-grade improvement in their GVHD score. In addition, eight other GVHD patients received treatment at Stanford University and four of the patients were noted to have some improvement in their GVHD score, despite using a dose of less than one-tenth of that employed at the other sites. Immune reaction to the mouse antibody was assessed in several patients and no HAMA response was detected clinically. Furthermore, no adverse clinical responses consistent with an antibody-induced allergic reaction were observed. In addition, a number of patients were followed after the conclusion of the study for as long as one year and no adverse ABX-CBL events were observed. There can be no assurance that the results of its ABX-CBL clinical trials will demonstrate the same levels of safety and efficacy as those shown by the clinical trials completed prior to Abgenix obtaining an exclusive license to ABX-CBL.

ABX-IL8

     IL-8, an important inflammatory cytokine produced at sites of inflammation, attracts and activates white blood cells that mediate the inflammation process. A number of preclinical studies suggest that excess IL-8 may contribute to the pathology and clinical symptoms associated with certain inflammatory disorders. Clinical studies have demonstrated significantly increased levels of IL-8 in plasma or other bodily fluids of patients with certain inflammatory diseases, including psoriasis, rheumatoid arthritis, reperfusion injury and inflammatory bowel disease. Antibodies to IL-8 have been shown to block immune cell infiltration and the associated pathology in animal models of several of these diseases. Using its XenoMouse technology, the Company has generated ABX-IL8, a proprietary fully human monoclonal antibody that binds to IL-8 with high affinity. Abgenix in-licensed ABX-IL8 from Xenotech in March 1996. In exchange for a license fee and royalty payments on future product sales, it received an exclusive license to ABX-IL8 within the United States, its territories and possessions, Canada and Mexico and a co-exclusive license (subsequently broadened to be an exclusive license) in the rest of the world, excluding Japan, Taiwan and South Korea. The Company is evaluating ABX-IL8 for possible use in the treatment of psoriasis and rheumatoid arthritis.

     PSORIASIS. Psoriasis is a chronic disease that results in plaques, a thickening and scaling of the skin accompanied by local inflammation. The disease effects approximately four to five million patients in the United States and can be debilitating in its most severe form. Approximately 500,000 psoriasis patients suffer from a severe enough form of the disease to require systemic therapy with immune suppressants and ultraviolet phototherapy. The risk of serious adverse side effects associated with these therapies often requires the patients to alternate these various therapeutic modalities as a precautionary measure.

     Scientific studies have shown that IL-8 concentrations can be elevated by a factor of 150 in psoriatic plaques when compared to normal tissue. Abgenix believes that IL-8 may promote psoriasis by contributing to three distinct disease-associated processes. First, IL-8 is produced by a type of skin cell called keratinocytes, and is a potent growth factor for these skin cells. It may therefore contribute to the abnormal keratinocyte proliferation in psoriatic plaques. Second, IL-8 attracts and activates immune cells that contribute to the inflammation of the psoriatic plaque. Finally, IL-8 promotes angiogenesis that augments the blood supply necessary for growth of the psoriatic plaque.

     CLINICAL STATUS. Abgenix has completed a Phase I dose-escalating human clinical trial examining the safety of administering a single intravenous infusion of five different doses of ABX-IL8 to patients with moderate to severe psoriasis. There were no serious or unexpected drug-related adverse events. In October 1999, the Company completed a Phase II multi-center, multi-dose, dose escalating, placebo-controlled clinical trial with ABX-IL8 including 45 moderate to severe psoriasis patients. Preliminary findings of this study indicate that ABX-IL8 was safe and well tolerated at all dose levels tested. In addition, a preliminary review of multiple activity measures all indicated improvement with ABX-IL8 treated patients in a dose dependent manner. Further details of study results are expected to be presented at THE PSORIASIS: FROM GENE

TO CLINIC meeting in London on December 2, 1999. Extensive additional clinical trials will be required to establish efficacy. Abgenix plans to conduct additional Phase II trials in 2000.

     RHEUMATOID ARTHRITIS. Rheumatoid arthritis is a chronic disease marked by inflammation and pain in joints throughout the body. The disease effects over two million people in the United States. Elevated levels of IL-8 in the synovial fluid of rheumatoid arthritis patients have been reported to correlate with the number of infiltrating immune cells. Third-party published studies have reported that the injection of non-human antibodies to IL-8 into a rabbit model of rheumatoid arthritis blocked immune cell infiltration and synovial membrane damage.

     CLINICAL STATUS. Because of the similarity in the histopathology of the inflamed joint and that of the psoriatic plaque, Abgenix entered a Phase I clinical trial for ABX-IL8 in rheumatoid arthritis in January 1999. ABX-IL8 will be administered by injection to the inflamed knee joints of arthritis patients who have undergone a pre-dose biopsy and a high-resolution ultrasound scan.

ABX-EGF

     Tumor cells that overexpress epidermal growth factor receptors ("EGFr") on their surface often depend on EGFr's activation for growth. EGFr is overexpressed in a variety of cancers including lung, breast, ovarian, bladder, prostate, colorectal, kidney and head and neck. This activation is triggered by the binding to EGFr by EGF or Transforming Growth Factor alpha ("TGFa"), both of which are expressed by the tumor or by neighboring cells. Abgenix believes that blocking the ability of EGF and TGFa to bind with EGFr may offer a treatment for certain cancers. ABX-EGF, a fully human monoclonal antibody generated using XenoMouse technology, binds to EGFr with high affinity and has been shown to inhibit tumor cell proliferation IN VIVO and cause eradication of EGF dependent human tumors established in mouse models. Abgenix in-licensed ABX-EGF from Xenotech in November 1997. In exchange for a license fee and royalty payments on future product sales, the Company received an exclusive worldwide license to ABX-EGF. Abgenix is conducting preclinical studies and assessing which tumor types to pursue as possible targets for treatment with ABX-EGF Studies have shown that ABX-EGF can inhibit growth of EGF-dependent human tumors cells in mouse models. ABX-EGF has also demonstrated the ability to reverse cancer cell growth and cause eradication of established tumors in mice even when administered after significant tumor growth has occurred. Furthermore, in these models where tumors were eradicated, no relapse of the tumor was observed after discontinuation of the antibody treatment.

     CLINICAL STATUS. In November 1999, Abgenix initiated a Phase I dose-escalating human clinical trial examining the safety of administering a single intravenous infusion of seven different doses of ABX-EGF in the treatment of a variety of cancers, and patient enrollment is ongoing.

ABX-RB2

     In certain immunological diseases where chronic administration of a drug targeting the CBL antigen is desirable, it may be important to use a fully human antibody to avoid the risk of a

HAMA response. Such diseases include organ transplant rejection, primarily kidney and corneal transplant rejection, as well as autoimmune disorders.

     Using its XenoMouse technology, Abgenix has generated ABX-RB2, a fully human antibody that targets the CBL antigen, and the Company is conducting preclinical studies on this product candidate. While no human data is available on ABX-RB2, several clinical trials have been performed using ABX-CBL prior to Abgenix obtaining an exclusive license to ABX-CBL, the first generation mouse antibody to the CBL antigen, for the treatment of kidney and corneal transplant rejection. Although there can be no assurance that the data observed with ABX-RB2 in these indications will demonstrate the same degree of efficacy as the data observed with ABX-CBL, the Company believes the ABX-CBL studies may assist in the design of preclinical and clinical protocols for future development of ABX-RB2.

     ORGAN TRANSPLANT REJECTION. Each year there are approximately 11,000 kidney transplants in the United States. Depending upon a variety of patient risk factors, many of these procedures result in the patient's immune system rejecting the organ. Current therapy for kidney transplant rejection involves administering steroids or other immune system modulators to suppress the immune system. These therapies suffer from suboptimal efficacy profiles or dose limiting toxicities.

     Prior to Abgenix obtaining an exclusive license to ABX-CBL, three clinical trials had been conducted using ABX-CBL for the treatment of kidney transplant rejection. In two trials conducted at Sendai Shakai Hoken Hospital in Japan, ABX-CBL was administered intravenously daily for nine days to 41 patients whose kidney transplant rejections were resistant to steroid therapy. In the first trial, organ rejection was reversed in 17 of 19 patients. In the second trial, organ rejection was reversed in a dose-dependent fashion in 18 of the 22 patients treated. A third clinical trial was conducted at the University of California at Los Angeles. In this study, 13 of the 18 patients had cadaveric donor transplants. This more refractory population responded to nine days of ABX-CBL treatment with an overall response rate of 50%. Subset analysis indicated that of the patients treated prior to severe renal failure, as many as 75% experienced reversal of the kidney rejections. No serious treatment-related side effects were observed in any of the patients in these three trials.

     In addition to the use of ABX-RB2 in kidney transplant rejection, Abgenix is also exploring its potential use in corneal transplantation. In a clinical trial conducted at the University of California at San Diego prior to Abgenix obtaining an exclusive license to ABX-CBL, six patients were treated with ABX-CBL after the onset of rejection and four showed graft preservation. No serious adverse side effects related to the infusion of ABX-CBL or to an immune response were observed in any of the six patients.

     AUTOIMMUNE DISEASE. In autoimmune disease, a subset of the patient's immune cells react abnormally to a natural component of the patient's own tissue. Because the CBL antigen is selectively expressed on activated immune cells including T cells, B cells and natural killer cells, the Company believes that ABX-RB2 may be effective in treating autoimmune disease. Abgenix intends to conduct preclinical studies in a series of animal models of autoimmune disease, including rheumatoid arthritis, lupus, multiple sclerosis, and diabetes.

XenoMouse Technology Collaborations

     Abgenix has entered into multiple XenoMouse technology collaborations with pharmaceutical and biotechnology companies. To date, Abgenix has collaborative arrangements with twelve companies covering at least eighteen antigen targets. These collaborations typically provide its collaborative partners with access to XenoMouse technology for the purpose of generating fully human antibody product candidates to one specific antigen target provided by the collaborative partner. Some of these agreements involve multiple antigen targets. In most cases, Abgenix provides its mice to collaborative partners who carry out immunizations with their specific antigen target. In other cases, the Company performs the immunizations for the collaborative partner and receive additional compensation.

     The structure of many of its XenoMouse technology collaborations is similar. Generally, its collaborative partner first enters into a research collaboration agreement. This agreement permits its collaborative partner to conduct limited research on a specific antigen using its XenoMouse technology. Its collaborative partner may then elect to enter into a research license and option agreement, although in some cases its collaborative partners may enter into this agreement without first entering into a research collaboration agreement. If entered into, this agreement allows its collaborative partner to conduct additional research to develop antibody product candidates to a specific antigen target. Generally, a research license and option agreement does not allow its collaborative partner to initiate clinical trials with antibody product candidates. To initiate clinical trials with antibody product candidates to a specific antigen target, its collaborative partner must exercise the option to obtain a product license. In most cases, this requires a collaborative partner to enter into a separate product license agreement. If its collaborative partner exercises its product license option, it has the right to conduct all clinical trials and commercialize antibody product candidates. To date, only one of its collaborative partners has exercised its option to obtain a product license and none of these options has expired.

     As an extension of this concept, Abgenix has granted one multi-antigen research license to Genentech, allowing Genentech to incorporate XenoMouse technology into early stages of its antibody product research efforts without specifically knowing the antigens that it intends to target for XenoMouse antibody generation. The Company plans to pursue similar multi-antigen research licenses with new or existing collaborative partners. Its collaborative partners will also need to execute product licenses for any antibody product they wish to develop and commercialize.

     The financial terms of its XenoMouse technology collaborations often include upfront payments, potential license fee and milestone payments.
Based upon its current collaborative agreements, these fees and payments may approximate $8.0 to $10.0 million per antigen target assuming its collaborative partner takes the antibody product candidate into development and ultimately to commercialization. In certain instances, the collaborative partner could make reimbursement payments to Abgenix for research that the Company conducts on behalf of such partner. Additionally, if a product receives marketing approval from the FDA or an equivalent foreign agency, Abgenix is entitled to receive royalties on future product sales by the collaborative partner, if any. Generally, the collaborative partner is responsible for and bears the costs of product development, worldwide manufacturing and marketing of product candidates generated under these collaborations.

     Abgenix' dependence on collaborative arrangements with third parties subjects it to a number of risks. Agreements with collaborative partners typically allow such partners significant discretion in electing whether to pursue any of the planned activities. The Company cannot control the amount and timing of resources its collaborative partners may devote to the product candidates. Even if the Company fulfills its obligations under a collaborative agreement, the collaborative partner can terminate the agreement at any time following proper written notice. If any collaborative partner were to terminate or breach its agreement with Abgenix, or otherwise fail to complete its obligations in a timely manner, the Company's business, financial condition and results of operations may be materially adversely affected.

     Of the Company's collaborative partners, Pfizer, Genentech, Millennium BioTherapeutics, Cell Genesys and the U.S. Army have each entered into additional collaborations specifying additional antigens for XenoMouse antibody development. The following table lists its collaborations as of November 10, 1999:


     Partner                  Field                         Date
--------------------------------------------------------------------

Amgen                         Undisclosed                   Apr 1999
AVI BioPharma                 Cancer                        Jan 1999
BASF                          Undisclosed                   Mar 1999
Cell Genesys                  Gene Therapy                  Nov 1997
Centocor                      Cardiovascular                Dec 1998
Genentech                     Multiple Targets              Jan 1999
                              Growth Factor Modulation      Jun 1998*
                              Cardiovascular                Apr 1998
Japan Tobacco                 Psoriasis                     Jul 1999
Millennium BioTherapeutics    Inflammation                  Sep 1998
                              Inflammation                  Jul 1998
Pfizer                        Cancer                        Nov 1999
                              Cancer                        Oct 1998
                              Cancer                        Dec 1997
Research Corp. Technologies   Transplant Rejection          Dec 1998
Schering-Plough               Inflammation                  Jan 1998
U.S. Army                     Poxviruses                    Oct 1999
                              Filoviruses                   Jul 1999

      ________________
      * These agreements were superseded by the January 1999 multi-antigen agreement.

      GENENTECH. In April 1998, Abgenix entered into a research license and option agreement with Genentech to produce fully human antibodies to an antigen target in the field of growth factor modulation. In June 1998 Genentech expanded its research collaboration with the Company to include a second antigen target in the field of cardiovascular disease.

     In January 1999, Abgenix entered into a multi-antigen research license and option agreement with Genentech. Under the agreement, the Company granted Genentech a license to utilize XenoMouse technology in its antibody product research efforts and an option to obtain product licenses for up to ten antigen targets, but not more than two in any one year, over the agreement's six year term. Included in the ten are the two previously identified antigen targets under the now superseded research license and option agreement at the new option, license fee and milestone payment levels.
 The agreement can be renewed by Genentech for up to an additional four targets over a subsequent three year period. Genentech acquired 495,356 shares of Abgenix common stock for an aggregate purchase price of $8.0 million. To renew the agreement at the end of the sixth year, Genentech must purchase an additional $2.5 million of Abgenix common stock at a 50% premium to the then current market price. Genentech, of South San Francisco, California, is a leading biotechnology company with extensive efforts in antibody-based products.

     AVI BIOPHARMA: In January 1999, Abgenix entered into a research license and option agreement with AVI to generate fully human antibodies to human chorionic gonadotropin (hCG) for the treatment of various cancers. AVI has reported that a therapeutic vaccine based on hCG has shown promise in Phase 11 clinical trials. AVI, of Portland, Oregon, is a publicly traded biotechnology company.

     CENTOCOR: In December 1998, Abgenix entered into a research collaboration agreement with Centocor to generate fully human antibodies to an undisclosed Centocor antigen in the cardiovascular field. Centocor, of Malvern, Pennsylvania, is a leading developer and marketer of antibody-based products.

     RESEARCH CORPORATION TECHNOLOGIES. In December 1998, Abgenix entered into a binding memorandum of understanding for a research collaboration agreement with RCT to generate fully human antibodies to CD45rb. Resultant antibody product candidates could potentially be used in treating organ transplant rejection and autoimmme disorders. RCT, of Tucson, Arizona, is a corporation involved in technology transfer between universities and industry. Under the RCT agreement, Abgenix may receive either a percentage of sublicense income received by RCT or milestone and royalty payments on sales of products.

     PFIZER: In December 1997, Abgenix entered into a research collaboration agreement with Pfizer to generate fully human antibodies to an antigen target in the cancer field. In October 1998, Pfizer exercised its option to expand its research collaboration with Abgenix to include a second antigen target in the field of cancer. In November 1999, Pfizer exercised its option to expand its research collaboration with Abgenix to include a third antigen target in the field of cancer. Pfizer is paying Abgenix to perform the immunizations and to undertake certain research activities. As part of this arrangement, in January 1998 Pfizer purchased 160,000 shares of Abgenix series C preferred stock for $1.3 million and received an option to collaborate with the Company on up to three antigen targets. These shares converted into 160,000 shares of common stock upon Abgenix initial public offering. Pfizer, of Groton, Connecticut, is a leading global pharmaceutical company.

     MILLENNIUM BIOTHERAPEUTICS: In July 1998, Abgenix entered into a research collaboration agreement with Millennium BioTherapeutics to generate fully human antibodies to an antigen target in the field of inflammation. In October 1998, Abgenix entered into a research, license and option agreement with Millennium BioTherapeutics covering the same antigen target. In September 1998, Abgenix entered into a second research collaboration agreement with Millennium BioTherapeutics covering a second antigen target in the field of inflammation. Millennium BioTherapeutics, of Cambridge, Massachusetts, is a subsidiary of a leading genomics company.

     SCHERING-PLOUGH. In January 1998, Abgenix entered into a research collaboration agreement with Schering-Plough to generate fully human antibodies to an antigen target in the field of inflammation. Under this agreement, Schering-Plough is paying the Company to perform the immunizations and certain research activities. In September 1999, Schering-Plough exercised its option for a product license. Schering-Plough, of Kenilworth, New Jersey, is a leading global pharmaceutical company.

      CELL GENESYS. In November 1997, Abgenix entered into the gene therapy rights agreement (the "GTRA") with Cell Genesys. Cell Genesys received certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Cell Genesys, of Foster City, California, is a leading gene therapy company.

     JAPAN TOBACCO. In June 1999, Abgenix entered into a collaboration agreement on ABX-IL8 with Japan Tobacco, Inc., under which Japan Tobacco could potentially receive the right to use clinical data generated by Abgenix in its own regulatory filings in Japan, Taiwan and Korea.

     BASF. In March 1999, Abgenix entered into a research collaboration agreement with BASF Bioresearch Corporation to generate fully human antibodies to an undisclosed antigen target. BASF, of Worcester, Massachusetts, is a subsidiary of a leading global pharmaceutical company.

     AMGEN: In April 1999, Abgenix entered into a research collaboration with Amgen, Inc., to generate fully human antibodies to an undisclosed antigen target. Under this agreement, Amgen is paying Abgenix to perform the immunizations and certain research activities. Amgen, of Thousand Oaks, California, is a leading biotechnology company.

U.S. ARMY: In July 1999, Abgenix entered into a collaboration with the U.S. Army Medical Research Institute of Infectious Diseases ("USAMRIID") to generate fully human antibodies to filoviruses. In October 1999, USAMRIID expanded the collaboration to include poxviruses. USAMRIID is the lead medical laboratory for the U.S. Army Biological Defense Research Program.

Joint Venture with Japan Tobacco

XENOTECH

     In June 1991, Cell Genesys entered into several agreements with JT America for the purpose of forming an equally owned limited partnership named Xenotech. In connection with the formation of Xenotech, both Cell Genesys and JT America contributed cash, and Cell Genesys contributed the exclusive right to certain of its technology for the research and development of genetically modified strains of mice that can produce fully human antibodies. Cell Genesys assigned its rights in Xenotech to Abgenix in connection with the formation of Abgenix. As part of the Xenotech relationship, Abgenix provides research and development on behalf of Xenotech in exchange for cash payments.
 As of December 31, 1998, Abgenix has made capital contributions to Xenotech of approximately $18.6 million and has received approximately $42.9 million in funding for research related to the development of XenoMouse technology.

     Abgenix is currently in preliminary discussions with Japan Tobacco concerning the possible acquisition by Abgenix of some or all of Japan Tobacco's interest in Xenotech in exchange for cash or Abgenix common stock or a combination thereof. The structure and price of any such transaction has not been agreed to. In connection with the possible acquisition, Abgenix may enter into an agreement with Japan Tobacco, granting Japan Tobacco certain rights to use XenoMouse technology and to commercialize products generated therefrom. The discussions regarding these transactions are very preliminary and a transaction may not be consummated.

PRODUCT RIGHTS

     Under the master research, license and option agreement among Abgenix, Japan Tobacco and Xenotech (the "MRLOA'), Abgenix and Japan Tobacco have been provided with colonies of transgenic mice that have been developed for Xenotech pursuant to Abgenix' research and development efforts on behalf of Xenotech. Under the MRLOA, Abgenix and Japan Tobacco have the right to use and transfer to third parties under certain conditions the transgenic mice for research purposes. The right to commercialize medical products that incorporate antibodies derived through the use of the transgenic mice can be licensed from Xenotech by Abgenix and/or Japan Tobacco pursuant to a nomination process. This process gives Abgenix and Japan Tobacco the right to select a certain number of antigens per year and receive an option to the commercial rights in antibodies that bind to the selected antigens. Both Abgenix and Japan Tobacco are obligated to make royalty payments to Xenotech on revenues derived from the sale of such antibody products. All payments to Xenotech are then shared equally by Abgenix and JT America.

     During the nomination process, if either Abgenix or Japan Tobacco, but not both, selects an antigen, the selecting party receives an option to obtain an exclusive worldwide license. If both Abgenix and Japan Tobacco select the same antigen at the same time, each party has an option to an exclusive license in its home territory and a co-exclusive license in the rest of the world. The MRLOA defines the home territory of Japan Tobacco as Japan, Korea and Taiwan, and the home territory of Abgenix as North America. In the former case where one party selects an antigen, the nonselecting party has the opportunity to obtain an option to an exclusive license to the selected antigen in the nonselecting party's home territory by exercising its buy-in right within the allotted time. Each party has a limited number of buy-in rights, and they cannot be exercised by the nonselecting party if the antigen selected is subject to proprietary rights of a third party and the third party is unwilling to license its rights to the antigen to the nonselecting party.

     Abgenix must obtain licenses from Xenotech to commercialize antibody products generated by XenoMouse technology. If the Company has used its yearly allotment of licenses to develop antigen targets and desire to acquire a license to develop additional antigen targets, the Company may have to negotiate with JT America or others to acquire such rights. Disputes with JT America or its parent company, Japan Tobacco, may result in the loss of the right to commercialize a product candidate by either party. Limits on Abgenix' ability to acquire additional licenses to develop antigen targets or disputes with JT America or Japan Tobacco will limit its ability to establish collaborations and fully realize the commercial potential of XenoMouse technology.

Gene Therapy Rights Agreement with Cell Genesys

     As stated above, the GTRA provides Cell Genesys with certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Under the GTRA, Cell Genesys has certain rights to direct Abgenix to make antibodies to two antigens per year.
 In addition, Cell Genesys has an option to enter into a license to commercialize antibodies binding to such antigens in the field of gene therapy. Cell Genesys is obligated to make certain payments to Abgenix for these rights including reimbursement of license fees and royalties on future product sales payable to Xenotech under the MRLOA, and Abgenix would then receive a portion of such royalties from Xenotech. The GTRA also prohibits the Company from granting any third-party licenses for antibody products based on antigens nominated by Abgenix for its own purposes where the primary field of use is gene therapy. In the case of third-party licenses granted by Abgenix where gene therapy is a secondary field, the Company is obligated to share with Cell Genesys a portion of the cash milestone payments and royalties resulting from any products in the field of gene therapy.

     On October 18, 1999, Genzyme General announced that it had entered into a definitive agreement with Cell Genesys under which Genzyme will acquire Cell Genesys. Following the completion of the acquisition, Genzyme will acquire Cell Genesys' rights under the GTRA.

Intellectual Property

     Abgenix will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. While Abgenix has additional pending patent applications in the United States relating to XenoMouse technology, only one patent has issued. The Company tries to protect its proprietary position by filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. The patent position of biopharmaceutical companies involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that Abgenix owns or licenses from third parties may not provide any protection against competitors. Its pending patent applications, those it may file in the future, or those it may license from third parties, may not result in patents being issued. Also, patent rights may not provide the Company with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that the Company has developed. The laws of certain foreign countries do not protect its intellectual property rights to the same extent as do the laws of the United States.

     In addition to patents, Abgenix relies on trade secrets and proprietary know-how. The Company seeks protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for its technology in the event of unauthorized use or disclosure of such information. The parties to these agreements may breach them. Furthermore, Abgenix' trade secrets may otherwise become known to, or be independently developed by, its competitors.

     Research has been conducted for many years in the antibody field. This has resulted in a substantial number of issued patents and an even larger number of patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents issue. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Abgenix commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. Its technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, Abgenix and its collaborative partners may be prevented from pursuing product development or commercialization. Such a result will materially adversely affect the Company's business, financial condition and results of operations.

     In March 1997, Abgenix entered into a cross-license and settlement agreement with GenPharm. to avoid protracted litigation. See "-Patent Cross-License and Settlement Agreement with GenPharm."

     Abgenix has one issued European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

     Abgenix is aware of at least two companies that each have a patent claiming the use of antibodies to the EGF receptor in combination with chemotherapy. The Company believes that its antibody product candidate targeting the EGF receptor, ABX-EGF, may be effective without use in combination with chemotherapy and is not covered by such claims. If clinical trials demonstrate that combination therapy is preferable or necessary in the treatment of patients, the Company may desire to or be required to obtain a license under such claims from a third party in order to commercialize ABX-EGF. The license might not be available on commercially reasonable terms, if at all.

     The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. litigation may be necessary to:

     -    enforce the Company's issued and licensed patents;

     -    protect trade secrets or know-how that Abgenix owns or licenses; or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     If Abgenix becomes involved in any litigation, interference or other administrative proceedings, it will incur substantial expense and the efforts of its technical and management personnel will be significantly diverted. An adverse determination may subject the Company to significant liabilities or require it to seek licenses that may not be available from third parties. Abgenix may be restricted or prevented from manufacturing and selling its products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if the Company fails to obtain necessary licenses. Costs associated with such arrangements may be substantial and may include ongoing royalties. Furthermore, Abgenix may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes will materially adversely affect its business, financial condition and results of operations.

PATENT CROSS LICENSE AND SETTLEMENT AGREEMENT WITH GENPHARM

     In 1994 Cell Genesys and GenPharm, and, beginning in 1996, Abgenix became involved in litigation primarily related to intellectual property rights associated with a method for inactivating a mouse's antibody genes and technology pertaining to transgenic mice capable of producing fully human antibodies. Rather than endure the cost and business interruption of protracted litigation, in March 1997 Cell Genesys, along with Abgenix, Xenotech and Japan Tobacco, signed a comprehensive patent crosslicense and settlement agreement with GenPharm that resolved all related litigation and claims between the parties. Under the cross-license and settlement agreement, Abgenix has licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents including mice that produce fully human antibodies. Abgenix uses its XenoMouse technology to generate fully human antibody products and has not licensed the use of, and does not use, any transgenic rodents developed or used by GenPharm. As initial consideration for the cross-license and settlement agreement, Cell Genesys issued a note to GenPharm due September 30, 1998, for $15.0 million payable by Cell Genesys and convertible into shares of Cell Genesys common stock. Of this note, approximately $3.8 million satisfied certain of Xenotech's obligations under the agreement. Japan Tobacco also made an initial payment. During 1997 GenPharm achieved two patent milestones, and Xenotech was obligated to pay $7.5 million for each milestone. Xenotech paid $7.5 million to satisfy the first milestone and has recorded a payable to GenPharm for the remaining $7.5 million. Abgenix recorded a liability of approximately $3.8 million in its balance sheet representing its equal share of the Xenotech obligation. The obligation was paid in November 1998. No additional payments will accrue under this agreement. Abgenix has recognized, as a non-recurring charge for cross-license and settlement, a total of $22.5 million. The Company concluded that the cost of the cross-license and settlement agreement was properly expensed under Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs" because the cross-license received by it from GenPharm is non-exclusive and has no alternate future uses for the Company. Abgenix also concluded that the $11.3 million was properly allocated from Cell Genesys because it related to the technology Cell Genesys contributed to Abgenix upon its organization. Abgenix does not have any future financial obligations under the cross-license and settlement agreement.

Government Regulation

     Abgenix' product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If its products are marketed abroad, they also are subject to extensive regulation by foreign governments.
 Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds, total or partial suspension of production, refusal of the government to grant approvals, withdrawal of approval, and civil and criminal penalties.

     Abgenix believes its antibody products will be classified by the FDA as "biologic products" as opposed to "drug products". The steps ordinarily required before a biological product may be marketed in the United States include:

     -    preclinical testing,

     - the submission to the FDA of an investigational new drug application ("IND"), which must become effective before clinical trials may commence;

     - adequate and well-controlled clinical trials to establish the safety and efficacy of the biologic;

     -    the submission to the FDA of a Biologics License Application; and

     - FDA approval of the application, including approval of all product labeling.

     Preclinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of the preclinical tests together with manufacturing information and analytical data are submitted to the FDA as part of the IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. If Abgenix submits an IND, its submission may not result in FDA authorization to commence clinical trials. Also, the lack of an objection by the FDA does not mean it will ultimately approve an application for marketing approval. Furthermore, the Company may encounter problems in clinical trials that cause it or the FDA to delay, suspend or terminate its trials.

     Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board ("IRB") and with patient informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

     Clinical trials are conducted in three sequential phases that may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of a Phase I clinical trial is to establish initial data about safety and tolerance of the biologic agent in humans. In Phase II clinical trials, evidence is sought about the desired therapeutic efficacy of a biologic agent in limited studies of patients with the target disease. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. The Phase III clinical trial program consists of expanded, large-scale, multi-center studies of persons who are susceptible to or have developed the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

     Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologies have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections by regulatory authorities may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

     Only three of Abgenix' product candidates, ABX-CBL, ABX-IL8, and ABX-EGF are currently in clinical trials. Patient follow-up for these clinical trials has been limited. To date, data obtained from these clinical trials has been insufficient to demonstrate safety and efficacy under applicable FDA guidelines. As a result, such data will not support an application for regulatory approval without further clinical trials. Clinical trials conducted by Abgenix or by third parties on its behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for ABX-CBL, ABX-IL8, ABX-EGF or any other potential product candidates. Regulatory authorities may not permit the Company to undertake any additional clinical trials for its product candidates.

     The Company's other product candidates are still in preclinical development, and it has not submitted INDs or begun clinical trials for these product candidates. The Company's preclinical or clinical development efforts may not be successfully completed. Further INDs may not be filed. Clinical trials may not commence as planned.

     Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Abgenix commencement and rate of completion of clinical trials may be delayed by many factors, including:

     - inability to manufacture sufficient quantities of materials for use in clinical trials;

     -    slower than expected rate of patient recruitment;

     -    inability to adequately follow patients after treatment;

     -    unforeseen safety issues;

     -    lack of efficacy during the clinical trials; or

     -    government or regulatory delays.

     Abgenix has limited experience in conducting and managing clinical trials. The Company relies on third parties, including its collaborative partners, to assist it in managing and monitoring clinical trials. Its reliance on third parties may result in delays in completing, or failing to complete, clinical trials if they fail to perform under its agreements with them.

     Abgenix' product candidates may fail to demonstrate safety and efficacy in clinical trials. Such failure may delay development of other product candidates, and hinder its ability to conduct related preclinical testing and clinical trials. As a result of such failures, the Company may also be unable to obtain additional financing. Its business, financial condition and results of operations will be materially adversely affected by any delays in, or termination of, its clinical trials.

     Abgenix and its contract manufacturer also are required to comply with the applicable FDA current good manufacturing practice ("cGMP") regulations. cGMP regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA.
 The facilities must be approved before they can be used in commercial manufacturing of its products. Abgenix or its contract manufacturer may not be able to comply with the applicable cGMP requirements and other FDA regulatory requirements. If Abgenix or its contract manufacturer fails to comply, its business, financial condition and results of operations will be materially adversely affected.

     For clinical investigation and marketing outside the United States, Abgenix may be subject to the regulatory requirements of other countries, which vary from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above.

Competition

     The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Abgenix is aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody products or have successfully commercialized antibody products. Many of these companies are addressing the same diseases and disease indications as Abgenix or its collaborative partners. Also, the Company competes with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development. These companies include Medarex, Cambridge Antibody Technology Group plc, Protein Design Labs, Inc. and MorphoSys AG.

     Some of Abgenix' competitors have received regulatory approval or are developing or testing product candidates that may compete directly with its product candidates. For example, SangStat Medical Corp. markets an organ transplant rejection product that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease. The Company is also aware that several companies, including Genentech, Inc., have potential product candidates that may compete with ABX-IL8. Furthermore, Abgenix is aware that ImClone Systems, Inc., Medarex and OSI Pharmaceuticals, Inc. have potential antibody and small molecule product candidates already in clinical development that may compete with ABX-EGF, which is in clinical development. The Company may also compete with Japan Tobacco in supplying XenoMouse technology or antibody product candidates to potential collaborative partners.

     Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than Abgenix does. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than the Company does in:

     -    developing products;

     -    undertaking preclinical testing and human clinical trials;

     -    obtaining FDA and other regulatory approvals of products; and

     -    manufacturing and marketing products.

     Accordingly, the Company's competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before it. If Abgenix commences commercial product sales, it will be competing against companies with greater marketing and manufacturing capabilities, areas in which it has limited or no experience.

     Abgenix also faces, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which it is seeking to develop therapeutic products. In addition, any product candidate that it successfully develops may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

     - other drug development technologies and methods of preventing or reducing the incidence of disease;

     -    new small molecules; or

     -    other classes of therapeutic agents.

     Developments by others may render the Company's product candidates or technologies obsolete or noncompetitive. Abgenix faces and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than the Company's.

Pharmaceutical Pricing and Reimbursement

     In both domestic and foreign markets, sales of Abgenix' product candidates win depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Abgenix may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of its products. These studies may require it to provide a significant amount of resources. The Company's product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before its proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third party payors fail to provide adequate coverage and reimbursement rates for its product candidates, the market acceptance of its products may be adversely affected. If the Company's products do not receive market acceptance, its business, financial condition and results of operations will be materially adversely affected.

Manufacturing

     Abgenix lacks the resources and capability to manufacture its products on a commercial scale. The Company currently manufactures only limited quantities of antibody products for preclinical testing. While it maintains a limited inventory of antibody products, Abgenix depends on a sole source contract manufacturer to produce ABX-CBL, ABX-IL8 and ABX-EGF under cGMP regulations for use in its clinical trials. Its contract manufacturer has a limited number of facilities in which the Company's product candidates can be produced. Its contract manufacturer has limited experience in manufacturing ABX-CBL, ABX-IL8 and ABX-EGF in quantities sufficient for conducting clinical trials or for commercialization.

     There are, on a worldwide basis, a limited number of contract facilities in which Abgenix' product candidates can be produced under cGMP regulations for use in pharmaceutical drugs. It can also take a substantial period of time for a contract facility to begin producing antibodies under cGMP regulations. Accordingly, the Company depends on its contract manufacturer to produce its product candidates under cGMP regulations, which meet acceptable standards for its clinical trials.

     Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and quality assurance and shortage of qualified personnel. Abgenix' contract manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required by the Company to successfully produce and market its product candidates. If the Company's contract manufacturer fails to deliver the required quantities of its product candidates for clinical use on a timely basis and at commercially reasonable prices, and Abgenix fails to find a replacement manufacturer or develop its own manufacturing capabilities, its business, financial condition and results of operations will be materially adversely affected. Abgenix may decide to manufacture its product candidates in quantities sufficient for conducting clinical trials or for commercialization. If the Company makes this decision, it will face the same risks and encounter the same difficulties as contract manufacturers.

     In addition, Abgenix and its third-party manufacturer are required to register manufacturing facilities with the FDA and foreign regulatory authorities. The facilities will then be subject to inspections confirming compliance with good manufacturing practice requirements established by the FDA or corresponding foreign regulations. If Abgenix or its third-party manufacturer fail to maintain compliance with the good manufacturing practice requirements, its business, financial condition and results of operations will be materially adversely affected.

Employees

     As of September 30, 1999, Abgenix employed 68 persons, of whom 16 hold Ph.D. or M.D. degrees and 11 hold other advanced degrees. Approximately 55 employees are engaged in research and development, and 13 support administration, finance, management information systems and human resources.

     The Company's success will depend in large part upon its ability to attract and retain employees. Abgenix faces competition in this regard from other companies, research and academic institutions, government entities and other organizations. The Company believes that it maintains good relations with its employees.

Scientific Advisory Board

     Abgenix has established a Scientific Advisory Board to provide specific expertise in areas of research and development relevant to its business. The Scientific Advisory Board meets periodically with the Company's scientific and development personnel and management to discuss its present and long-term research and development activities. Scientific Advisory Board members include:

        Anthony DeFranco, M.D., Ph.D.....Professor, Biochemistry and Biophysics
                                         University of California, San Francisco
        John Gallin, M.D.................Director
                                         Warren Grant Magnusen Clinical Center,
                                         National Institute of Health
        Raju S. Kucherlapati, Ph.D.......Professor and Chair, Molecular Genetics
                                         Albert Einstein College of Medicine
        Michel Nussenzweig, M.D., Ph.D...Professor, Molecular Immunology
                                         The Rockefeller University

This report on Form 8-K contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. You can identify these forward-looking statements by Abgenix' use of the words "believes", "anticipates", "plans", "expects", "intends" and other similar expressions. These statements are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix' patent portfolio. Please see Abgenix' public filings with the Securities and Exchange Commission for information about risks which may affect Abgenix.

                                     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                     ABGENIX, INC.

Date:  November 23, 1999


                                     /s/ KURT W. LEUTZINGER
                                     --------------------------------------
                                     Kurt W. Leutzinger
                                     Vice President and Chief Financial Officer